Exhibit 10.12

1(5)

CONSULTING AGREEMENT

Agreement, dated as of March 18, 2019 by and between

Calliditas Therapeutics AB, a corporation duly organized and existing under the laws of Sweden and having its principal place of business at Wallingatan 26b, SE-111 24 Stockholm, Sweden (“CALLIDITAS”), and

ARDEN REGULATORY, CLINICAL & MEDICAL CONSULTING LIMITED, Arden, One Pin Lane, Farnham Common, Buckinghamshire SL2 3RD, United Kingdom (“CONSULTANT”)

RECITALS

CALLIDITAS owns and controls the pharmaceutical product Nefecon® currently being developed for the treatment of inter alia kidney disease and similar conditions (the “Field”). CALLIDITAS wishes CONSULTANT to perform consultancy services within the Field.

NOW THEREFORE, the parties hereto agree as follows:

SERVICES

CONSULTANT hereby agrees to perform consultancy services for CALLIDITAS within the Field, as Professional pertaining to CALLIDITAS’s pharmaceutical products including by way of example;

a) Medical affair services

a) EU market access strategy and execution services

b) Other services as per CALLIDITAS instructions,

(all collectively hereinafter referred to as “Services).

1.2	CONSULTANT shall carry out the Services in accordance with applicable laws and the instructions of CALLIDITAS as issued from time to time.

1.3	The Services shall be performed by CONSULTANT, unless otherwise agreed in writing. If applicable, CONSULTANT undertakes to see to it that all members of its staff involved in Services will observe and adhere to CONSULTANTS obligations in this Agreement.

2(5)

1.4	In rendering Services to CALLIDITAS, CONSULTANT shall act as an independent contractor and not as an employee or agent of CALLIDITAS. The CONSULTANT shall at all times be approved for corporate tax status.

1.5	CONSULTANT covenants, warrants and represents to CALLIDITAS that no other assignment performed by CONSULTANT during the term of this Agreement and one year thereafter shall be in direct conflict or competition with the interests of CALLIDITAS.

1.6	CONSULTANT shall carry out the Services for 2 days per week during the term of this Agreement.

REMUNERATION

As entire consideration of all Services rendered, and rights granted under this Agreement, CALLIDITAS shall pay to CONSULTANT (exclusive VAT) a consultancy fee (the “Fee”) at a daily rate, of GBP 1,375 for each full (minimum 8 hours) working day, (the “Fee”).

2.2	The Fee shall be paid within 30 days after receipt of invoice and time reports from CONSULTANT.

2.3	Subject to its prior approval CALLIDITAS shall compensate CONSULTANT for reasonable and necessary costs of travels, lodging and meals incurred by CONSULTANT in connection with the Services.

2.4	CONSULTANT shall be responsible for the payment of any and all governmental charges such as taxes, duties and social costs in connection with the Fee. In the event CALLIDITAS is required to pay or withhold any such charges in connection with the Fee, then CALLIDITAS shall have the right to deduct such charges from the Fee or be reimbursed by CONSULTANT to the extent such charges have already been paid by CALLIDITAS.

RESULTS

3.1	Any inventions (patentable or not), formulae, products, processes,techniques, discoveries, improvements, information, data and knowledge and any other results conceived, developed, generated or reduced to practice under or in connection with the Services (collectively “Results”) and all intellectual property- and other rights related thereto shall be the sole and exclusive property of CALLIDITAS without any further compensation than the Fee. If any further document or action is necessary or advisable for the purpose of confirming or effecting CALLIDITAS ‘s rights to Results, or useful in connection with CALLIDITAS applications for patents or applications for any other intellectual property right CONSULTANT agrees to execute any and all such further documents and actions.

3(5)

3.2	CONSULTANT agrees to inform CALLIDITAS in writing of all inventions, ideas, discoveries, developments or improvements wholly or partially made by CONSULTANT during the term of this Agreement. Such information shall be given continuously, and without delay after creation.

3.3	If any further document or action is necessary or advisable for the purpose of confirming or effecting CONSULTANT rights to Results, or useful in connection with CALLIDITAS applications for patents or applications for any other intellectual property right, CONSULTANT agrees to execute any and all such further documents and actions, without any additional compensation.

3.4	CONSULTANT confirms that the compensation agreed in this Agreement for the performed Services is reasonable and constitutes satisfactory compensation for the assignment in Section 3 and hereby waives any claims for royalty or other compensation for the assignment, exploitation or use of the assigned rights, to the extent permitted by law. CONSULTANT furthermore undertakes not to make any claims against CALLIDITAS, its subsidiaries’ or successors’ ownership or other rights to the assigned rights in Section 3.

CONFIDENTIALITY

CONSULTANT will in connection with this Agreement learn about information, data and know-how which is of confidential and/or of proprietary interest to CALLIDITAS. Any and all information, data and know-how, whether oral or in writing, disclosed by or on behalf of CALLIDITAS, or which CONSULTANT may otherwise learn in connection with this Agreement are below referred to as “Information”. The term Information shall also comprise information, data and know-how related to the Results.

CONSULTANT hereby agrees and undertakes against CALLIDITAS to hold and maintain in strict confidence and not disclose to any third party for any reason any Information and not use Information for any purpose, except only pursuing to and in order to carry out the services being the subject matter of this Agreement. CONSULTANT agrees to exercise every reasonable precaution to prevent and restrain the unauthorised disclosure and use of Information.

The restrictions of confidentiality and use set out in Article 4.2 shall not apply to Information;

a)	which at the time of disclosure is in the public domain;

a)	which after disclosure becomes part of the public domain by publication or otherwise, except by breach of the undertakings hereunder by CONSULTANT or members of his/hers team;

4(5)

a)	which CONSULTANT can establish by competent proof was in their possession at the time of disclosure and was not acquired, directly or indirectly, from the CALLIDITAS Group; or

a)	which CONSULTANT can establish by competent proof was lawfully received from a third party without restrictions of confidentiality.

TERM

This Agreement shall become effective as of the date first above written and shall remain in force until the earlier of either;

(i) March 18th 2020, when it shall be automatically terminated, or

(ii) when terminated by either party giving the other party no less than 30 days prior written notice.

It is understood that the undertakings set forth in Articles 3 (Results), 4 (Confidentiality) and 7 (CONSULTANTs Acknowledgements) shall survive any termination or expiry of this Agreement.

GOVERNING LAW AND ARBITRATION

This Agreement shall be governed and interpreted in accordance with the laws of Sweden without application of its conflict of law rules.

All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the Stockholm Chamber of Commerce by three arbitrators appointed in accordance with said Rules.

CONSULTANTS’s ACKNOWLEDGEMENTS

CONSULTANT acknowledges that all Information shall remain the legal absolute property of CALLIDITAS, including all intellectual property and other rights related thereto. At the termination of this Agreement, or at the request of CALLIDITAS, CONSULTANT agrees to return all tangible Information, including any reproduction, delivered by or on behalf of the CALLIDITAS Group.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two (2) copies on the date first above written.

CALLIDITAS THERAPEUTICS AB	ARDEN REGULATORY, CLINICAL &
MEDICAL CONSULTING LIMITED

/s/ Renee Aguiar Lucander	/s/ Krassimir Mitchev
Renee Aguiar Lucander	Krassimir Mitchev

CONSULTANT hereby undertakes against CALLIDITAS to be personally bound by, and personally adhere to Articles; 1 (Services), 3 (Results), 4 (Confidentiality), 6 (Governing Law and Arbitration), 7 (CONSULTANTS Acknowledgements) and Section 5.2 in the Agreement.

/s/Krassimir Mittchev
Krassimir Mittchev